As filed with the Securities and Exchange Commission on November 30, 2006	Registration No. 333-________

____________________________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HUDSON VALLEY HOLDING CORP.

(Exact Name of Registrant as Specified in Its Charter)

New York	13-3148745
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

21 Scarsdale Road

Yonkers, New York 10707

(Address, Including Zip Code, of Principal Executive Offices)

HUDSON VALLEY HOLDING CORP.

2002 STOCK OPTION PLAN

(Full Title of the Plan)

Stephen R. Brown

Hudson Valley Holding Corp.

21 Scarsdale Road

Yonkers, New York 10707

(914) 961-6100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_______

With a copy to:

Ronald H. Janis, Esq.

Pitney Hardin LLP

7 Times Square

New York, New York 10036

(212) 297-5813

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.20 par value	803,149 shares (2) 44,074 shares (4)	$38.35 (3) $59.75 (5)	$30,800,764.15 $ 2,633,421.50	$3,295.68 $ 281.78

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the Hudson Valley Holding Corp. 2002 Stock Option Plan (the “Plan”).
(2)	Represents shares of common stock issuable upon the exercise of options previously granted under the Plan.
(3)

Pursuant to Rule 457(h)(1) under the Securities Act, calculated on the basis of the average of the weighted average exercise price of outstanding options to purchase shares of common stock under the Plan.

(4)	Represents shares of common stock underlying options authorized for future grant under the Plan.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices reported for shares of common stock of the Registrant on the OTC Bulletin Board on November 28, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information
Not filed with this Registration Statement.
ITEM 2.	Registrant Information and Employee Plan Annual Information
Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference

The following documents filed by Hudson Valley Holding Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2005.
3.

The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed by the Company pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and all subsequent amendments and reports that are filed updating that description.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Any statement contained in a document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities
Not applicable.
ITEM 5.	Interests of Named Experts and Counsel

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Pitney Hardin LLP, counsel to the Company.

ITEM 6.	Indemnification of Directors and Officers

(a)         Limitation of Liability of Directors. Article 9 of the Company’s Certificate of Incorporation includes limitations on the liability of directors to the corporation and its shareholders as permitted by Section 402(b) of the New York Business Corporation Law. Section 402(b) permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its shareholders for damages for any breach of duty owed to the corporation or its shareholders while acting as a director, except that such provisions shall not relieve a director from liability for any breach of duty based upon an action or omission (a) in bad faith, (b) involving intentional misconduct or a knowing violation of law, (c) resulting in receipt by such person of any improper personal benefit, (d) in violation of Section 719 of the New York Business Corporation Law or (e) committed prior to the adoption of a provision authorized by Section 402(b).

(b)        Indemnification of Directors and Officers. Under Articles 7 and 8 of its Certificate of Incorporation, the Company shall indemnify its directors and officers. With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right to procure a judgment in its favor, or (ii) other than an action by or in the right of the corporation to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation’s best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful. Under Article 8, unless a court of competent jurisdiction decides otherwise, the Company shall not indemnify any director or officer in respect of a threatened action, a pending action that is settled or disposed of, or any claim as to which the director or officer has been judged liable to the Company. Under Section 721, the Company shall not indemnify any director or officer for any final adjudicated breach of duty based upon acts that “were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.”

(c)         Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

ITEM 7.	Exemption from Registration Claimed
Not applicable.
ITEM 8.	Exhibits
5	Opinion Letter of Pitney Hardin LLP regarding legality of securities
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Pitney Hardin LLP
(contained in the opinion letter included as Exhibit 5)

24	Power of Attorney for Directors and Executive Officers
(included on the signature page of this Registration Statement)

ITEM 9.	Undertakings
(a)	The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in t he “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York, on November 28, 2006.

HUDSON VALLEY HOLDING CORP.

By:	/s/ James J. Landy
James J. Landy
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Landy and Stephen R. Brown, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James J. Landy James J. Landy	President, Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2006
/s/ Stephen R. Brown Stephen R. Brown	Senior Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	November 28, 2006
/s/ William E. Griffin William E. Griffin	Chairman of the Board and Director	November 28, 2006

Signature	Title	Date

______________________________ James M. Coogan	Director	November ___, 2006
______________________________ Gregory F. Holcombe	Director	November ___, 2006
/s/ Angelo F. Martinelli Angelo F. Martinelli	Director	November 28, 2006
/s/ Michael P. Maloney Michael P. Maloney	Executive Vice President, Chief Banking Officer and Director	November 28, 2006
______________________________ William J. Mulrow	Director	November ___, 2006
/s/ John A. Pratt, Jr. John A. Pratt, Jr.	Director	November 28, 2006
/s/ Cecile D. Singer Cecile D. Singer	Director	November 28, 2006
/s/ Craig S. Thompson Craig S. Thompson	Director	November 28, 2006
/s/ Andrew J. Reinhart Andrew J. Reinhart	Senior Vice President and Controller (Principal Accounting Officer)	November 28, 2006

INDEX TO EXHIBITS

5	Opinion Letter of Pitney Hardin LLP regarding legality of securities
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Pitney Hardin LLP (contained in the opinion letter included as Exhibit 5)
24	Power of Attorney for Directors and Executive Officers (included on the signature page of this Registration Statement)